Exhibit 10.20

InVivo Therapeutics Holdings Corp.

Director Compensation Plan

(adopted December 10, 2010)

1. Purpose. In order to attract and retain highly qualified individuals to serve as members of the Board of Directors of InVivo Therapeutics Holdings Corp. (the “Corporation”), the Corporation has adopted this InVivo Therapeutics Holdings Corp. Director Compensation Plan (the “Plan”), effective on the day that it is adopted by the Board of Directors of the Corporation.

2. Eligible Participants. Any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries or affiliates.

3. Quarterly Retainer. Any eligible participant who serves as a director during any fiscal quarter shall receive a payment for such quarter, in arrears, of $6,250 (the “Quarterly Retainer”), with a pro rata fee applicable to service for less than a whole quarter.

4. Committee Chairperson Fee. Any eligible participant who serves as the chairperson of the Governance, Nominating and Compensation Committee of the Board of Directors of the Corporation or the chairperson of the Audit Committee of the Board of Directors during any fiscal quarter shall receive a payment, in respect thereof, in arrears, of $1,250 (the “Committee Chairperson Fee”), in each such case with a pro rata fee applicable to service for less than a whole quarter.

5. Lead Independent Director Fee. Any eligible participant who is serving as lead independent director of the Corporation during any fiscal quarter shall receive a payment, in respect thereof, in arrears, of $1,250 (the “Lead Independent Director Fee”), with a pro rata fee applicable to service for less than a whole quarter.

6. Board and Committee Meeting Fees. Each eligible participant who attends a telephonic meeting of the Board of Directors shall receive a meeting fee of $500. Each eligible participant who attends a meeting of the Board of Directors, where a majority of the directors attend such meeting in person, shall receive a meeting fee of $1,000. Each eligible participant who attends a meeting of a committee of the Board of the Directors shall receive a meeting fee of $500 (collectively, the “Meeting Fees”).

7. Annual Option Award. Each eligible participant who is serving as a director of the Corporation on December 10 of each year shall receive, on December 10 of each calendar year, a nonqualified stock option to purchase 50,000 shares of Common Stock (subject to appropriate adjustment in the case of stock splits, reverse stock splits and the like) of the Corporation with an exercise price equal to the closing price of the Common

Stock on December 10 on The Over-the-Counter Bulletin Board or the national securities exchange on which the Common Stock is then traded, or if December 10 is not a trading date on the next preceding trading day (and if the Common Stock is not then traded on The Over-the-Counter Bulletin Board or a national securities exchange, the fair market value of the Common Stock on such date as determined by the Board of Directors), such option to vest monthly as to 1/12th of the number of shares subject to the option over a period of twelve months, provided that the recipient remains a director of the Corporation on each such vesting date.

8. Payment of Retainer and Fees. Unless otherwise requested by an eligible participant, the Corporation shall pay the Quarterly Retainer, the Committee Chairperson Fee, the Lead Independent Director Fee and any Meeting Fees due and payable at each regularly scheduled quarterly Board of Directors meeting.

9. No Right to Continue as a Director. Neither this Plan, nor the payment of any amounts hereunder, shall constitute or be evidence of any agreement or understanding, express or implied, that the Corporation will retain any participant as a director for any period of time.

10. Administration. This Plan shall be administered by the Board of Directors of the Corporation, whose construction and determinations shall be final.

11. Amendment and Termination. This Plan may be amended, modified or terminated by the Board of Directors at any time.